Exhibit 21.1

Subsidiaries of

Energy XXI (Bermuda) Limited

Name	Jurisdiction
Energy XXI (US Holdings) Limited	Bermuda
Energy XXI USA, Inc.	Delaware
Energy XXI Gulf Coast	Delaware
Energy XXI GOM, LLC	Delaware
Energy XXI Texas GP, LLC	Delaware
Energy XXI Texas, LP	Delaware
Energy XXI Services, LLC	Delaware